Exhibit 99.1

For additional information, contact:

Joseph Stegmayer
Chairman and CEO
Phone: 602.256.6263
joes@cavco.com

N e w s R e l e a s e	On the Internet:
www.cavco.com

FOR IMMEDIATE RELEASE

CAVCO INDUSTRIES ELECTS NEW BOARD MEMBER

PHOENIX, AZ — (April 28, 2004) – Cavco Industries, Inc. (NASDAQ: CVCO) today announced that a new member, Steven G. Bunger, has been elected to the company’s board of directors, filling a vacancy.

     Steven G. Bunger, 43, is Chairman, President and Chief Executive Officer (CEO) of Mobile Mini, Inc., the nation’s largest publicly owned provider of portable storage containers and mobile offices. He joined Mobile Mini in 1983 and served in a wide variety of positions including engineering and design, sales and advertising and branch management before becoming a corporate officer. He was elected CEO and President in 1997 and to the additional post of Chairman of the Board in 2001.

     Mr. Bunger fills a vacancy created by the resignation of Laurence E. Hirsch, Chairman of Eagle Materials Inc. Mr. Hirsch has elected to pursue business and personal opportunities that will make it difficult for him to provide the time required of Cavco board members.

     “I am pleased that Cavco has been able to attract highly competent and experienced directors since we became a publicly traded company in June 2003. Steve Bunger is another fine example of such talent. We look forward to his contributions to Cavco’s success,” said Joseph H. Stegmayer, the company’s Chairman and Chief Executive Officer. “We thank Larry Hirsch for the dedicated service and expert guidance he has long provided to Cavco. We will miss his involvement and wish him well,” Stegmayer concluded.

     Cavco Industries, which operates in the southwestern part of the U.S., is the nation’s twelfth largest manufactured housing company and the largest manufactured home producer in Arizona.

     Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing industry; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to, adverse industry conditions, the cyclical nature of our business, limitations on our ability to raise capital, curtailment of available financing in the manufactured housing industry; competition, our ability to maintain relationships with retailers, availability of raw materials and our lack of recent operating history as an independent public company, together with all of the other risks described in our filings with the Securities and Exchange Commission. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.